Exhibit 10.02

EXECUTION COPY

July 30, 2014

Howard Jonas
550 Broad Street
Newark, New Jersey 07102

Dear Howard,

This Agreement sets forth the terms of the sale by Genie Energy Ltd. (the “Company”) to you of three million, six hundred thousand (3,600,000) shares of Class B common stock, par value $0.01 per share (the “Covered Shares”).

1.             Sale of Restricted Stock.  From time to time, between the date hereof and the second anniversary of the date hereof (the “End Date”) as determined by you, you will purchase from the Company, and the Company will issue and sell to you an aggregate of three million, six hundred thousand (3,600,000) Covered Shares.  Purchases and sales shall be made upon prior notice from you to the Company between the date hereof and the End Date, and shall be for not less than 100,000 Covered Shares per transaction, and provided that you purchase all Covered Shares prior to the End Date.

2.             Purchase Price; Closings.  The purchase price for the Covered Shares shall be (i) for all purchases effected on or prior to January 28, 2015, SIX DOLLARS AND EIGHTY-TWO CENTS ($6.82) per Covered Share, and (ii) for all purchases made thereafter, TEN DOLLARS AND THIRTY CENTS ($10.30) per Covered Share (the “Purchase Price”).  The Purchase Price for all Covered Shares purchased on a date shall be payable by you in full on the date of purchase by wire transfer to an account designated by the Company or check made payable to the Company. The Purchase Price will be adjusted (but not with respect to Covered Shares purchased prior to the relevant date) in respect of stock splits, subdivisions, reclassifications, stock dividends and similar events, as determined in good faith by the Compensation Committee of the Board of Directors of the Company to reflect the change in underlying value of the Covered Shares.

The Company may issue one or more certificates representing the Covered Shares purchased by you (which shall be held by the Company pursuant to paragraph 6 below until the applicable Restrictions (as defined in paragraph 3 below) have lapsed).  Such certificates shall contain such restrictive legends as the Company shall determine to be necessary or advisable.

3.              Restrictions.  The Covered Shares purchased by you from time to time shall be subject to the transfer restrictions and repurchase rights set forth in paragraph 4 below (the “Restrictions”), which shall lapse as described in paragraph 5 below.

4.              Transfer.

(a)           You may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer (“Transfer”) any of the Covered Shares still subject to Restrictions other than, for tax or estate planning purposes, to affiliates under your control or to members of your immediate family or trusts or similar vehicles the beneficiaries of which are you and members of your immediate family members (“Permitted Transferees”), provided that (i) you will provide the Company with prior written notice of your intent to consummate any Transfer to a Permitted Transferee, and (ii) all Permitted Transferees and Covered Shares owned by any of them shall remain subject to the provisions hereof as if the Transferred Covered Shares remained under your ownership and possession.

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(b)          Repurchase Right.  If (i) you voluntarily leave the employ of the Company without Good Reason (as defined in the Second Amended and Restated Employment Agreement, of even date herewith, between the Company and you (as the same may be amended, restated, supplemented or modified from time to time, the “Employment Agreement”)), or (ii) the Company terminates your employment with the Company for Cause (as defined in the Employment Agreement) (either of such events, a “Triggering Event”), at any time within ninety (90) days following such Triggering Event, the Company shall have the right to repurchase from you (and, upon exercise of that right by the Company, you shall be obligated to sell to the Company) all Covered Shares for which the Restrictions have not lapsed at such time, by payment of the Purchase Price actually paid by you for such Covered Shares (for purposes of determining the Purchase Price paid by you, Restrictions shall lapse as to specific Covered Shares in the order in which they were purchased by you).  Upon the occurrence of a Triggering Event, your right to purchase any Covered Shares not previously purchased hereunder shall terminate.

5.              Lapse of Restrictions.

(a)           The Restrictions shall lapse as follows:

(i)             On the date hereof, the Restrictions shall have lapsed with respect to six hundred thousand (600,000) Covered Shares;

(ii)            On each of December 31, 2014, 2015, 2016, 2017 and 2018, the Restrictions shall lapse with respect to an additional six hundred thousand (600,000) Covered Shares;

(iii)           upon your death or Disability (as defined in the Employment Agreement), the Restrictions shall lapse with respect to all Covered Shares;

(iv)           upon your resignation from the Company for Good Reason, or termination of your employment by the Company without Cause, the Restrictions shall lapse with respect to all Covered Shares;

(v)            upon a Change of Control (as defined in the Employment Agreement), the Restrictions shall lapse with respect to all Covered Shares; and

(vi)           upon the termination of your employment by the Company for Cause, then the Restrictions shall lapse with respect to a Pro Rata Portion (as defined below) of the Covered Shares (in addition to any Covered Shares with respect to which the Restrictions have already lapsed at such Date of Termination (as defined in the Employment Agreement)) (and such Covered Shares shall not be subject to repurchase by the Company under Section 4(b) hereof in connection with such termination for Cause).  As used herein, the term “Pro Rata Portion” shall mean a percentage of the Covered Shares with respect to which Restrictions are scheduled to lapse on December 31 of the calendar year in which the Date of Termination shall occur that is represented by the portion of such calendar year that has elapsed as of the Date of Termination.  By way of example, if the your employment is terminated by the Company for Cause on June 30, 2015, Restrictions with respect to one half of the six hundred thousand (600,000) Covered Shares that were scheduled to lapse on December 31, 2015 shall lapse as of such termination and the remainder of the Covered Shares shall be subject to the Company’s repurchase right.

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(b)          To the extent the Restrictions shall have lapsed under this paragraph 5 with respect to any portion of the Covered Shares, those shares (“Vested Shares”) will be free of the terms and conditions of this Agreement.

6.             Custody. Any certificates representing the Covered Shares (other than Vested Shares) shall be deposited with the Company. The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Covered Shares that are repurchased or otherwise transferred to the Company pursuant to paragraph 4(b) above.

7.              Voting and Other Rights.

(a)            Upon the registration of the Covered Shares purchased by you in your name, you shall have all of the rights and status as a stockholder of the Company with respect to such purchased Covered Shares, including the right to vote such shares and to receive dividends or other distributions thereon. All such rights and status as a stockholder of the Company with respect to specific Covered Shares shall terminate if such Covered Shares are repurchased pursuant to paragraph 4(b) above.

(b)            The sale of the Covered Shares to you does not confer upon you any right to continue in the employ (or other relationship) of the Company or any of its affiliates.

8.              Taxes.  The purchase or other transfer of the Covered Shares, and the lapse of Restrictions on the Covered Shares, shall be conditioned further on any applicable withholding and other taxes being paid by you.

9.              Successors. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns and estate, including your executors, administrators and trustees.

10.           Amendment or Modification; Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by each party hereto. No waiver by either party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

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11.           Notices.  Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail or overnight delivery to the proper address. All notices to the Company shall be addressed to it at 520 Broad Street, Newark, New Jersey 07102.

12.           Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

13.           Governing Law.  This Agreement shall be construed and governed in accordance with the laws of the state of New Jersey, without regard to principles of conflicts of laws.

14.           Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

Please confirm your agreement with the foregoing by signing and dating below under “Accepted and Agreed” and return one copy of this Agreement to the Company.

EXECUTION COPY

GENIE ENERGY, LTD.

By:	/s/ Avi Goldin
Avi Goldin Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Howard Jonas
Howard Jonas

Date: 7/30/14